Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

EAGLE FOOD CENTERS

P.O. Box 6700
Rock Island, Illinois 61204-6700
Executive Offices & Distribution Center
Route 67 & Knoxville Road
Milan, Illinois 61264
Telephone: 309-787-7700
Fax: 309-787-7895

Contact:

Anita-Marie Laurie

Romelia Martinez

310-788-2850

Eagle Announces Auction Results

Asset Sale Continues;

Second Auction Date Set For August 28

Milan, Illinois — August 20, 2003 – Eagle Food Centers, Inc., which owns and operates supermarkets in Illinois and Iowa, announced today that it has accepted bids for certain assets of eight of its stores.

The Kroger Company has emerged as the highest and best bidder for the following six stores: Sterling, IL; Lincoln, IL; Decatur, IL, Ottawa, IL and two stores in Rockford, IL. SVT LLC emerged the successful bidder for the Kankakee, Illinois store and Harold E. Wisted was deemed the successful bidder with respect to the Woodstock, IL store. In addition, on August 19, 2003, a purchase agreement between Eagle Foods and J.B. Sullivan, Inc. was filed with the Court for the sale of Eagle’s Freeport, IL store and will be heard for approval at the September 11th hearing.

Eagle intends to submit the results of today’s auction for approval of the sale of such assets by the United States Bankruptcy Court for the Northern District of Illinois at a hearing in Chicago on September 11, 2003.

The Company continues to pursue opportunities for the balance of its stores, including setting a subsequent auction for 10 of its stores on August 28th and extending the bid deadline to September 11th for the remaining stores.

As previously announced, a court hearing has been scheduled for August 21, 2003 to consider the sale of certain assets of the Dubuque, IL, Moline, IL and Bettendorf, IA locations to Hy-Vee and certain assets of the Rochelle, IL location to J.B. Sullivan, Inc.

The Company operates 50 Eagle Country Markets in Iowa and Illinois.

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This press release includes statements that constitute “forward-looking” statements.  These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These

forward looking statements involve risks and uncertainties that could render them materially different, including, but not limited to, acceptance of the Company’s products in the marketplace, the effect of economic conditions, the impact of current and additional competitive stores and pricing, availability and costs of inventory, employee costs and availability, the rate of technology change, the cost and uncertain outcomes of pending and unforeseen litigation including the Second Bankruptcy Case, the availability and cost of capital including the continued availability of capital under the DIP financing, supply constraints or difficulties, the effect of the Company’s accounting policies, the effect of regulatory and legal developments and other risks detailed in the Company’s Securities and Exchange Commission filings or in material incorporated therein by reference.

Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities and common stock. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies.  Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.